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                                                                    Exhibit 11


                                CLAYTON HOMES
                      COMPUTATION OF EARNINGS PER SHARE


                 Net income per share on a primary basis is computed on the weighted average number of shares outstanding during the quarter after giving effect to the equivalent shares which are issuable upon the exercise of stock options determined by the treasury stock method. Fully diluted earnings per share is computed assuming conversion of convertible subordinated debentures. The calculations of primary and fully diluted earnings per share follow:

                                                    Three Months Ended
                                                       September 30,
(in thousands except per share data)
                                                  1994              1993
                                                -------           -------
Reported income before accounting
  change (primary)                              $18,225           $14,828
Add: Convertible debentures interest
  expense, net of tax                                 0               481
                                                -------           -------
Income before accounting change
  (fully diluted)                               $18,225           $15,309
                                                =======           =======

Reported net income (primary)                   $18,225           $17,828
Add: Convertible debentures
  interest expense, net of tax                        0               481
                                                -------           -------
Net income (fully diluted)                      $18,225           $18,309
                                                =======           =======

Weighted average shares
  outstanding (primary)                          60,846            57,335
Shares issuable upon
  conversion of all debentures                        0             3,986
                                                -------           -------
Weighted average shares
  outstanding (fully diluted)                    60,846            61,321
                                                =======           =======
Income per share before accounting
  change:
    Primary                                     $   .30           $   .26
    Fully diluted                               $   .30           $   .25

Net Income per share:
    Primary                                     $   .30           $   .31
    Fully diluted                               $   .30           $   .30